EXHIBITS 5.1 AND 23.1
                 OPINION AND CONSENT OF MICHAEL D. KARSCH, P.A.

                             MICHAEL D. KARSCH, P.A.
                                 ATTORNEY AT LAW

                           7000 W. Palmetto Park Road
                            Boca Raton, Florida 33433
                                 (561) 620-9202

                                 April 25, 2001

iiGroup, Inc.
7000 W. Palmetto Park Road
Boca Raton, Florida  33433

         Re:      IIGROUP, INC.
                  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         You have requested my opinion with respect to the shares of common stock, par value $.08 per share (the "Common Stock") of iiGroup, Inc. (the "Company"), included in the Registration Statement on Form S-8 (the "Form S-8") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         As counsel to the Company, I have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as I deemed relevant and necessary for the opinions expressed in this letter. In such examination, I have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, I have relied upon statements or certificates of officials and representatives of the Company and others.

         Based on, and subject to the foregoing, I are of the opinion that the shares of Common Stock being registered in the Form S-8 will, once issued as contemplated under the Form S-8, been duly and validly issued, and shall be fully paid and non-assessable.

         In rendering this opinion, I advise you that I am a members of the Bar of the States of Florida and New York, and I express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

         I am receiving 500,000 shares of Common Stock included in the Form S-8 for payment of fees for services previously and to be provided to the Company.

         I hereby consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                                        Very truly yours,

                                                        /s/ Michael D. Karsch

                                                        MICHAEL D. KARSCH, PA